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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in the registration statements filed on Forms S-8 in connection with Vertel Corporation's 1988 Stock Option Plan, the 1990 Stock Option Plan for Irish Employees, the 1991 Employee Stock Purchase Plan, the 1991 Directors' Stock Option Plan, the 1983 Raycom Stock Option Plan, the 1993 Raycom Stock Option Plan, the 1995 Executive Stock Option Plan, the 1996 Directors' Stock Option Plan, and the 1998 Stock Option Plan of our report dated February 4, 1999, except for Note 15 as to which the date is March 18, 1999, appearing in this Annual Report on Form 10-K of Vertel Corporation for the year ended December 31, 1998.

                                          Deloitte & Touche LLP

Los Angeles, California
March 30, 1999